Exhibit 99.2

Final Transcript

Thomson StreetEventssm

Conference Call Transcript
BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Event Date/Time: May. 17. 2005 / 8:00AM ET
Event Duration: 38 min

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	1

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Potter
Big Lots, Inc. — Chairman & CEO

Joe Cooper
Big Lots, Inc. — SVP & CFO

Chuck Haubiel
Big Lots, Inc. — SVP, General Counsel, Secretary

CONFERENCE CALL PARTICIPANTS

David Mann
Johnson Rice — Analyst

Carrie

Suntrust Robinson — Analyst

David Buchsbaum
Stanford Financial Group — Analyst

Ronald Bookbinder
Sterne, Agee & Leah — Analyst

Jeff Stein
KeyBanc Capital Markets — Analyst

Ralph Jean
Wachovia — Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots first quarter 2005 teleconference. [OPERATOR INSTRUCTIONS] At this time I would like to introduce today’s first speaker Mike Potter.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Thanks. Thank you everyone for joining us for our first quarter conference call. With me today is Joe Cooper Senior Vice President and Chief Financial Officer; Chuck Haubiel, Senior Vice President and General Counsel, as well as, Tim Johnson, Vice President Strategic Planning and Investor Relations. I’d like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

I appreciate you all joining us a little earlier than normal this morning as many of you are aware our annual meeting of shareholders is this morning starting at 9:00 a.m so we will attempt to keep our comments brief to allow sufficient time for questions and answers. After some opening remarks, Joe is going to hit the highlights of Q1 and provide some perspective on Q2. Then, Chuck will provide an update on the KB Toy situation as best we know it today and then I’d like to close with some perspectives on the balance of the year and future prospects for the business.

This morning we reported earnings per share of $0.07 which was at the high end of our original guidance for the quarter and ahead of Thompson Financial/ First Call’s consensus estimate earnings per share of $0.05. I’m pleased we were able to deliver a 40% increase in Q1 earnings over last year despite the difficult sales environment which began in 2004 and has continued throughout the first quarter of 2005. Comparable store sales for the quarter were up 2.4% against our most challenging quarter of the year in 2004. The value of the average basket increased 5.5%, partially

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	2

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

offset by a 3.1% decline in customer transactions. Soft customer traffic, a trend which first started with rising gas prices almost a year ago has continued throughout the first quarter of this year.

Like us, several of our competitors who also target the budget shopper with household incomes at or below $40,000 continue to be challenged by the negative impact higher gasoline prices, higher inflation, and increased job losses have had on their customer traffic. Further, unseasonably cool whether in March and the latter part of April slowed customer demand for seasonal merchandise. Despite softness in customer traffic, we were encouraged this quarter by what was our largest basket comp since 2002. This level of basket improvement indicates our focus on improving merchandise content and delivering more branded values is being rewarded. Basket improvements are largely reflective of positive growth of closeouts available in most major categories in addition to new closeout opportunities in categories that we haven’t normally carried in the store.

For the quarter, home decorative, hardlines, toys, and deals sourced through the Big Lots Capital group drove the majority of the comp increase. Each of these are great examples of how our merchant team has enhanced merchandise mix and brought new closeout deals into the stores. Home decorative continues to perform very well driven by several new closeout opportunities in frames, framed art, stationary, and cookware. We’re also experiencing strong growth in scrapbooking, a newer category that is predominantly closeout. Hardlines continues to strengthen through the expansion of closeout opportunities in business machine and audio/video categories, branded kitchen appliances, power tools, and electronics. Big Lots Capital positively impacted comps during the quarter and several different departments, particularly health and beauty, frames, toys, and sporting goods.

Partially offsetting the strength in these categories has been the softness in consumables whose trends have been correlated with the softer customer traffic for the last several quarters. Also, as we have highlighted in our sales releases, seasonal merchandise performance was below plan for most of the quarter. Seasonal as a category has been a challenge for several quarters now. We have had a new merchant team in place for the last six to nine months and we believe the assortment is much improved over prior years. We believe weather was the key issue here and not unique to Big Lots as you have heard several other retailers detail their concerns of seasonal sales trends. Unfortunately in Q1, weather was not kind for the majority of the quarter, aside from a two to three week period in the beginning of April, and consequently, comps were below plan and below last year for the first quarter. When weather was good or just normal, sales trends accelerated and comps performed in line with the Company, and as we’ve discussed with you on several occasions, we have reduced the amount of markdown risk by a shift within seasonal categories to more basic items and less fashion. However, we will be very attentive to Q2 trends and critical on the qualitative calls in this category as we move through May and the second quarter.

Finally, before I turn it over to Joe, there’s one more significant accomplishment that occurred in the first quarter. In our 10K filed in April, both management and our independent auditors, Deloitte & Touche, certified that our internal controls over financial reporting were deemed to be effective with no material weaknesses, essentially a clean opinion on the reporting requirements of Sarbanes-Oxley. I want to thank the entire organization for their efforts and in particular the finance team for leading the way. With, that Joe’s going to hit the highlights of our results.

Joe Cooper - Big Lots, Inc. — SVP & CFO

Thanks, Mike. What I’d like to do is recap the first quarter results and provide some commentary around our second quarter guidance. Additionally, as a reminder, all references to fiscal 2004 that we make today relate to restated results for certain lease accounting corrections as reflected in our form 10K filed with the SEC on April 18th of this year.

Earlier today, we reported fiscal 2004 first quarter net income of $7.8 million, or $0.07 per share, compared to net income of $6.4 million in the first quarter of 2004, or $0.05 per share, on a restated basis. As Mike mentioned earlier, this was at the high end of our guidance we provided to you in February.

Sales for the first quarter of 2005 were $1.1 billion, an increase of 7.8% over the prior year. Total sales growth was driven by a 2.4% comparable store sales increase and the net addition year-over-year of 71 stores or 4.9% growth. Our gross margin rate for the quarter was 40.8% as the sales shortfall in the higher margin seasonal category was offset by a less significant shortfall in sales in the lower margin consumables category. These impacts essentially netted out on a rate basis and landed us in the middle of our guidance range.

Expenses were well managed for the quarter, as dollars were below plan. This year’s SG&A rate of 39.6% was 30 basis points better than last year’s rate of 39.9%. We’re particularly encouraged we were able to gain such leverage on a 2.4% comp. Leverage was achieved primarily through tightly managed store controllable expenses, like payroll and supplies, as well as, distribution.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	3

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Our newest regional DC in Durant is now operational versus a year ago when we were still very much in a start-up mode. Net interest expense was $1.1 million for the quarter compared to $4.3 million last year due to the Company’s new revolving credit facility put in place in the third quarter of last year. This variable rate $500 million facility carried an average interest rate of 3.4% during the first quarter of this year compared to our prior $300 million facility which was supplemented by senior notes which carried an effective rate of 8.2%.

The income tax rate for the quarter was 36.3% towards the lower end of our estimated range due to a multiyear state tax settlement which occurred during the quarter.

Turning to the balance sheet, we ended the quarter with total inventory of $897 million, that’s down 4% per store to last year. More importantly, we believe these levels are appropriate and the content as Mike said is much improved to last year and appropriately mixed by category. Specifically, in the markdown sensitive category of seasonal, inventories ended the first quarter up only 3% despite the sales shortfall. Capital expenditures were $15.3 million for the quarter, down $9.4 million, to the first quarter of last year. The decreased level of capital spending related to no store remodels compared to 17 during Q1 of last year and lower DC capital spending in 2005, as last year’s capital included final Durant costs and higher Columbus DC reengineering capital. Depreciation expense was $27.0 million, up $3.0 million compared to last year.

During the quarter we added a net of 17 stores consisting of 19 new stores and 2 closed stores. Further, we opened furniture departments in all of these new stores. At the end of the first quarter, we were operating 1,519 stores, including 43 freestanding furniture stores. Total selling square footage at the end of the first quarter was 31.4 million, up 6.8% to last year.

Looking forward, our guidance for the second quarter remains unchanged. Results for the quarter are estimated to be in the range of a loss per share of $0.01, to earnings per share of $0.03, which represents a major step forward from last year’s loss per share of $0.07 on a restated basis. This guidance is based on a sales comp increase in the 3 to 5% range as we begin to anniversary last year’s slowdown in customer traffic. May sales comps are expected in the 1 to 3% range, and through the first two weeks of May, results are in line with this plan. June comps are planned in the 3 to 5% range with a reduction of one ad circular in June compared to last year. Finally July comps are planned in the 4 to 6% range. Now Chuck is going to share with you an update on KB.

Chuck Haubiel - Big Lots, Inc. — SVP, General Counsel, Secretary

Thanks, Joe. Last Friday, KB toys and the official Committee of Unsecured Creditors filed a joint reorganization plan. The plan recognized an affiliate of Prentice Capital Management as its sponsor. Under the plan, Prentice will invest $20 million in the business and provide a seasonal over advance credit facility of up to $25 million in exchange for 90% of the common stock and 100% of the preferred stock of the reorganized company. The remaining common stock will be held by a trust for the benefit of the unsecured creditors of those KG toys entities being reorganized.

Neither the estate’s claims to be pursued by the official Committee of Unsecured Creditors against certain KB insiders and shareholders nor Big Lots’ action against certain of KB’s officers, directors and others who acted in concert with them, is adversely impacted by the proposed reorganization plan. The plan contemplates Big Lots’ participation in the claims pool at different levels based upon the type of its claim. It also provides that Big Lots will share pro rata in any litigation recovery resulting from the Committee of Unsecured Creditors claims.

In addition to filing this plan, KB has asked the bankruptcy court to approve an auction to solicit additional offers. All higher and better offers will be considered by KB and the Committee of Unsecured Creditors. Although not specifically addressed in the plan of reorganization, based upon statements made by KB’s management, we believe KB does not intend to close a significant number of additional stores in connection with the approval of this reorganization plan. As I’m sure you would expect, we intend to continue to closely monitor the proceeding and hope to have a greater understanding of the impact of this plan once KB’s disclosure statement hearing occurs sometime in late June or early July.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Thanks, Chuck. As we discussed in our fourth quarter conference call, our mission for 2005 is to focus intensely on great merchandise content and deliver a higher concentration of closeout merchandise consistently across the store. Our team has rallied around this mission and I’m very pleased by the progress we’ve made to date as evidenced by first quarter’s basket trends We had a number of closeout successes through new channels, new vendors, and expanded relationships with some of America’s most recognized brands. In fact, we have some exciting branded closeout deals in furniture and tools scheduled to arrive in the stores very soon. To help drive more traffic into the stores with these deals and other deals to come, we’ll be featuring several of these incredible, branded values in our television and print ads.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	4

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Additionally, we have made some modifications to our TV advertising as it relates to messaging and closeouts. Historically, we’ve developed commercials for a 30 second spot with principally a Big Lots brand message and only recently have we began to consistently mention item and price. Starting in May, we have adjusted the advertising to include quick hitting 15 second spots focused on item and price rather than the full 30 seconds. So similar overall time coverage but higher frequency of hits on TV featuring price in an effort to create a sense of urgency to get out and shop at Big Lots.

So while I’m pleased with the continued improvement of the average basket and look for strength in the baskets to continue, our ability to deliver earnings in the second quarter and the balance of the year is going to be dependent upon comps and a return to more normal customer traffic patterns as we begin to anniversary last year’s slowdown and the spikes in energy prices. In the end, components of our business we can control, such as average basket, are trending strong but overall traffic remained weak in Q1.

Looking back on the last four years as we’ve repositioned this great business, I’m incredibly proud of this team and all that’s been accomplished. From over 700 store remodels, to the name change, to the changes in marketing mix going from 36 ad circulars to now 24 this year, expanding on our television advertising, adding two regional DC,s and one furniture DC, the creation of Big Lots Capital, and so on. It’s overwhelming, but now with the heavy investment and the strategic repositioning risk behind us, it’s all about merchandising, closeouts, low prices, and great content to drive greater frequency of customer stops. Actually, to borrow a phrase from several of you in the investment community, we believe we’re entering into a sort of “harvest phase” in the sense that the time is now and for the next several years for all of our efforts to be rewarded. We know it’s time to execute.

We’ve given full year guidance for 2005 of earnings per share in the range of $0.54 to $0.60 compared to $0.27 in the prior year. This guidance assumes a 3 to 4% comp and results in approximately $100 million of free cash flow. The Company’s goal is to grow EPS consistently over the long term at a rate of 15% to 20% or more and generate significant amounts of cash. Of course, we would expect 2005 EPS growth, which is estimated currently to be 100% or more, to be unusually high based on the disappointing 2004. However, since we have no major new planned investments or initiatives on the horizon, we would expect the SG&A leverage point and capital investment to remain low and annual cash flow to continue into the foreseeable future assuming nominal top line comp sales growth. This cash flow provides us options to drive incremental shareholder returns over the coming years. With that let me now open it up for your questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] The first question comes from the line of David Mann with Johnson Rice. David, your line is open.

David Mann - Johnson Rice — Analyst

Yes. Good morning.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Good morning, Dave.

David Mann - Johnson Rice — Analyst

Mike, can you comment a little bit on the progress in finding a new CEO and what time that — the timetable for that?

Mike Potter - Big Lots, Inc. — Chairman & CEO

I’ll do the best I can. We’re in the middle of the process so there’s really nothing that can be announced until we actually reach a completion. I guess what I would remind everybody is that the Board did create a search committee of four board members, we engaged Korn/Ferry back in January to assist us in the search. And at this point, as the search committee has reported to the Board, they feel good that they’re on progress and on plan. I feel good about the process that they’re going through and at this point, it probably would be too speculative to give any kind of timing indication.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	5

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice — Analyst

But I guess your previous timing was talking about late spring, early summer. Is it still reasonable to think in that time line?

Mike Potter - Big Lots, Inc. — Chairman & CEO

I don’t think anything has changed since we started. Korn/Ferry advised us that a search of this type would probably take a minimum of six months and that would have put it somewhere in late spring, and early summer. So many things can depend upon all the factors that are involved. But at this point, we feel good about the process.

David Mann - Johnson Rice — Analyst

Okay. And then if I could follow up, on the consumables business, it seems like other folks are talking about that being one of the stronger areas of their business, yet it seems to be slowing down a little bit for you. Can you just give some color on what you think is going on there and, if that’s going to change anytime soon?

Mike Potter - Big Lots, Inc. — Chairman & CEO

Yes. I guess I wouldn’t characterize it right now as slowing down. It’s been an area that has been trailing the Company’s comp for a number of quarters. Actually, within this quarter, we’re seeing a little bit of acceleration. I don’t think I can put my finger on one particular point, David. We’re not sure at this point how much is being impacted by our own traffic counts. We’ve had, I’d say three, four quarters now where our traffic counts have been down high twos or low threes which is certainly a change from the trends we were on before and it’s a little bit of the chicken or the egg as far as which drives which, but our store is clearly more of a discretionary store in total than a lot of our competitors who have the milk, bread, and eggs and draw the destination traffic, ours is more of a pickup consumable category. That’s a phenomenon we’re not quite sure how to put our finger on it exactly.

And for some prior few quarters, we had some subcategories within consumables where the supply was not as strong as we would have liked. Some of that is being solved right now in the flow that we’ve had in Q1 and going into Q2. So I think the toughest time for consumables is probably behind us. We feel pretty good about what’s happening. We’ve had — if you’ve been watching our ads, we’ve had a number of ads where we’ve made a pretty powerful splash of consumables, we had an $0.88 event that happened just recently, that was powerful brands, everything at $0.88. And pretty exciting closeout items. So we’re trying to make a lot of noise there and I think we’re starting to realize some benefits from that.

David Mann - Johnson Rice — Analyst

Great. Thank you.

Operator

The next question comes from the line of Patrick McKeever with Suntrust Robinson. Patrick, your line is open.

Carrie - Suntrust Robinson — Analyst

Hey guys this is actually Carrie calling in for Patrick. I wanted to ask you about the cash balance. It’s down a little bit in second quarter. I just wanted to get your thoughts on if you’re comfortable with it at that level or if you have any comments on that.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	6

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. — SVP & CFO

Versus when? Versus last year or versus the beginning of the year?

Carrie - Suntrust Robinson — Analyst

Well, I mean we know that you’ve paid down some debt.

Joe Cooper - Big Lots, Inc. — SVP & CFO

Right.

Carrie - Suntrust Robinson — Analyst

So that’s part of it. But just kind of this year versus last year —?

Joe Cooper - Big Lots, Inc. — SVP & CFO

Yes. Well, the — the cash balance versus last year is principally due to the negative cash flow that we talked about at the end of the year, Carrie. Our debt balance is actually down from the beginning of the year. So we were disappointed in our free cash flow in ‘04. We executed a $75 million share repurchase which we were — feel very good about. But because of the sale shortfall, we did have negative cash flow in ‘04. And as I said, spoke to that at the end of the year.

Carrie - Suntrust Robinson — Analyst

Right.

Joe Cooper - Big Lots, Inc. — SVP & CFO

One thing that you might want to note is on our balance sheet that we put out today, the debt last year of $204 million, that was the Senior Notes that we retired in the third quarter. And so we did have some cash on the balance sheet at the end of the first quarter of last year. But that needs to be netted against the Senior Notes to get a net debt number. That net debt number was about $83 million last year, and this year it’s $107 million. So it is a little bit higher than last year. But as I said, it’s down from the $159 million at the end of the year. And we feel good about that. And that’s due to reduced capital spending and also the inventory management that we were able to achieve in the first quarter.

Carrie - Suntrust Robinson — Analyst

Okay. And then another question on the traffic, I know that you mentioned that comps were very dependent on the traffic. Do you expect to see a big benefit from cycling the gas price increases? Can you give us any color on your expectations for traffic going into the second quarter?

Mike Potter - Big Lots, Inc. — Chairman & CEO

Great question. We’ve been asking that ourselves. If there is one thing we could forecast well that we would benefit from it would be where gas prices were going to go. I think everybody that’s supposed to be a prognosticator is trying to forecast that but no one’s been too successful. What I do know though, when you look at the actual energy price statistics, starting in the second quarter of last year and continuing through the first quarter of this year, so now four quarters in a row, gas prices year-over-year have trended anywhere from 25 to 30% up from the prior year. So this past first quarter was actually about the same increase year-over-year in gas prices as what we saw the prior three quarters in ‘04.

What happens when you get into Q2 is for the first time now in four quarters, we’re going to anniversary a 30% increase from last year. If current trends of gas prices continue right now, there will be an increase over last year’s increase, but at a much smaller rate. So if that were to continue, we would expect, and that’s partially what we’re forecasting in our comps, we would expect that that declining customer traffic that we’ve experienced begins to narrow. To what extent I think it’s hard for us to know.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	7

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Carrie - Suntrust Robinson — Analyst

But you still expect some decline.

Mike Potter - Big Lots, Inc. — Chairman & CEO

We do still expect some decline. I think there’s an inability to know whether we’re going to get close to flat, whether we’re going to get to a positive period, whether it will still be negative. It’s just too hard to predict.

Carrie - Suntrust Robinson — Analyst

Right. And you don’t have a crystal ball working too well.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Yes. I wish we did.

Carrie - Suntrust Robinson — Analyst

All right. Thanks, guys, I appreciate it.

Operator

The next question comes from the line of David Buchsbaum. David, your line is open.

David Buchsbaum - Stanford Financial Group — Analyst

Thank you. Good morning, everyone. Could you touch on furniture comps, how they’ve been trending, what their effect might be on your average basket, and just kind of qualitatively, is furniture as a category kind of a different shopping trip or are you getting some cross pollinization in terms of people cross shopping the two categories?

Mike Potter - Big Lots, Inc. — Chairman & CEO

Well, it’s — we don’t have real good data on cross shopping among furniture customers, at this point, yet. For the most part, data indicates that when people are spending time in the furniture department shopping for whatever it might be, dining sets, or couch, or ready to assemble furniture, that there isn’t a whole lot of cross shopping on that trip with Big Lots. But we do know that because our customers shop Big Lots often, they get to look at the furniture department quite often and that we sort of get the furniture benefit from all that traffic.

Furniture has actually trended fairly well. We had a pretty decent comp in the first quarter, I wouldn’t say it was too unusual to what we’ve experienced historically. I would say, though, that starting in about the second quarter last year, and to some extent the third quarter, we weren’t exactly as happy as we would have liked to have been with some of our in stock positions and some of the performance of the category in total. So as we go forward in the coming quarters, we actually feel pretty optimistic about our ability to comp furniture partly because of the comparisons that we’ve had and we just right now seem to be executing the category pretty well.

David Buchsbaum - Stanford Financial Group — Analyst

Do you do you have any sense of how much it contributed to the increase of the average basket?

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	8

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Mike Potter - Big Lots, Inc. — Chairman & CEO

We usually don’t get into that kind of detail, furniture has been additive, but it’s not the material driver of the basket. It’s actually — a lot of the basket right now is coming from good balance across all of our categories and primarily the categories that I mentioned earlier in the call.

David Buchsbaum - Stanford Financial Group — Analyst

Okay. Thank you so much.

Operator

The next question comes from the line of Ronald Bookbinder. Your line is open.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

Good morning.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Good morning, Ron.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

With the — the merchandising seems to be improving with a greater percentage of closeouts and the basket is showing that. Why do you think word of mouth advertising hasn’t started to improve the traffic?

Mike Potter - Big Lots, Inc. — Chairman & CEO

I don’t have an answer for that, Ron. I would agree with you. You would think that that would begin to benefit us. I think the problem right now is there’s so much noise in traffic, in general. And obviously, you see that among pretty much all of our competitors that are servicing a similar customer that there’s just too much noise going on to know what the year-over-year change of that value is. I do think, and a lot of you have called us and commented on it, I do think that our ads are pretty powerful right now, the brands are pretty powerful, the values are pretty exciting and obviously from our basket performance, the customers seem to like more and more of what they’re seeing in the stores they go in. I would normally conclude that that would lead to word of mouth benefit. And obviously with a negative 3% customer count for the quarter it’s hard to conclude that we’ve received that yet.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

With the new DC and the reduction in mileage that you should be receiving from that, was your fuel cost up or down this past quarter even though energy prices were significantly higher?

Mike Potter - Big Lots, Inc. — Chairman & CEO

Fuel prices are a challenge. We think we’ve properly forecasted that along with what you mentioned in terms of leveraging off of the second year of the Durant distribution center. So all of that right now has been incorporated in our forecast. It’s part of why our expense structure in total is looking good and at this point, everything that we see in terms of the trend of gas prices on our expenses, not counting the trend on our customers, is — we think is probably reflected in the forecast.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	9

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

Okay. Great. Thank you.

Operator

[OPERATOR INSTRUCTIONS] The next question comes from the line of David Mann with Johnson Rice. David, your line is open.

David Mann - Johnson Rice — Analyst

Yes. In terms of the advertising that you’re going to be doing from here on out with the 15-second spots, have you tested that had anywhere to get a sense on how that might impact business relative to your other advertising?

Mike Potter - Big Lots, Inc. — Chairman & CEO

We’ve run very little of that so far, David. We have more of industry information on what 15 seconds, 30 second spots look like in terms of the cost, the frequency, the penetration, and we think there’s an opportunity there for us to leverage from the increased frequency, the increased number of exposures that customers get. If you watch TV, there’s a number of companies that do a similar approach where they actually have a combination of 30 second and 15 second and we’re doing it in places where we’re able to get roughly close to a 50% cost reduction for 15 versus 30 so it doesn’t change our cost structure but we like the fact that if you can get a powerful message into 15 seconds you increase that frequency. So we’re doing a combination of that going forward. But it looks like it would be a very effective strategy for us.

David Mann - Johnson Rice — Analyst

In terms of your guidance, I think before you had included options expense in there. Should we assume that that’s taken out now?

Joe Cooper - Big Lots, Inc. — SVP & CFO

No, David. We had not included option expense in the guidance.

David Mann - Johnson Rice — Analyst

Oh, okay.

Joe Cooper - Big Lots, Inc. — SVP & CFO

Right. Thanks for clarifying. Yes.

David Mann - Johnson Rice — Analyst

Thank you.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Yes.

Operator

The next question comes from the line of Jeff Stein with KeyBanc Capital Markets. Jeff, your line is open.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	10

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Jeff Stein - KeyBanc Capital Markets — Analyst

Good morning, guys. Question with regard to the holiday selling season since clearly that’s the most important for you. Over the last couple of years, there has been a significant increase in competition in the seasonal categories, Holiday Trim a Tree, decorative merchandise, and so forth. I’m wondering how do you fill that hole? Are you going to continue to go with the same offering you have in the past or are you going to try to replace that, perhaps, this year with a higher percentage of closeout merchandise and, if so, what are your inventory assumptions for the fourth quarter going into the fourth quarter relative to last year?

Mike Potter - Big Lots, Inc. — Chairman & CEO

Well, I think as we spoke about on our year-end conference call, Jeff, as we were laying out the fall plan, and we will probably talk about this again at the end of the second quarter, we are going into the fall with a different holiday trim plan and harvest and Halloween, for that matter. Generally, in those categories, we’re not looking to drive comps. In fact, in some cases, we’re looking for some negative comps. We’re focusing more on margin dollar growth. We’ve had way too many markdown exposures in the past, and obviously last year was magnified by the customer traffic reduction, which dropped every category down and, of course, seasonal has time limitations. So if you don’t sell it through, you incur some pretty dramatic markdowns.

We’re going at it very conservatively, and we are more dramatically. We learned from it last year. It was the start of learning a lot more. We’re changing where we’re putting our dollars. We know that there is certain trends within Halloween and within trim that are actually growing trends, and there are certain categories that are dramatically declining. And with the system information we have now, which we didn’t have in the past and from history and some real sell through information and margin information by class or subclass, we get a lot better handle of how to plan it. And I think our dollars are going to be a lot better managed.

In terms of overcoming that kind of lack of comp growth among that category, it’s exactly what you said. It’s in closeout deals across all categories. It’s in anything exciting, and of course in the holiday time period when our customers open up their wallet beyond $15 or $20 and start spending $100 or $200 for gifts and the holidays, in general, whether it’s electronics or tools or health and beauty or gifts or whatever it might be, wherever those closeouts can go, that’s where we want to chase it. So I think we have an opportunity to more than offset any planned reduction in the trim category with the direction that we’re taking.

Jeff Stein - KeyBanc Capital Markets — Analyst

Mike, have you given any consideration to changing the mix of your advertising in the back half of the year, if you’re going to have a heightened focus on closeouts, does it make any sense to do more circular advertising?

Mike Potter - Big Lots, Inc. — Chairman & CEO

We don’t have any change planned right now. We spent a number of years refining how many circulars and what makes it productive. There aren’t a whole lot of weeks in the peak shopping period of November and December where we don’t have a circular in place. When we’ve gone back and forth of pulling one or two, I think there’s only one week in December where we don’t have a circular and there’s probably one week in November that we don’t have a circular. We found when we add one more to it, it just dilutes the one in front and the one behind and in the end you don’t make incremental profit from that. You might drive a little bit more sales but you’re not covering the cost of the ad. So we’re pretty well saturated in circulars, we think it’s still much more about the content. We have got the pages. We just need the content and that’s what drives the improvement. Thanks.

Operator

The next question comes from the line of Ralph Jean with Wachovia. Ralph, your line is open.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	11

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Ralph Jean - Wachovia — Analyst

Great. Thank you, guys. If you already addressed this, I apologize. But with the increase in your average basket, was that primarily driven by increased units per transaction or an average unit retail?

Mike Potter - Big Lots, Inc. — Chairman & CEO

More in the average unit retail, and that’s not because prices are up. That’s because we’re getting better balance across all of of our categories, primarily in home decorative and furniture, some of the higher ticket categories. There’s a better balance across the store, as well as to some extent, that’s also a result of consumables being weaker than the chain.

Ralph Jean - Wachovia — Analyst

Wouldn’t that suggest that your customer is still willing to spend on the more discretionary items at an increasing rate which is different than what’s going on in the sector?

Mike Potter - Big Lots, Inc. — Chairman & CEO

Well, our primary customer through all of our surveys is the treasure hunt customer. They don’t come to us every week. They come to us about once a month or every three weeks or so and they shop Big Lots because it’s entertainment and they know they’re going to save some money but it’s not something they have to do every week. So I think it’s intuitive that they’re making fewer visits right now in the environment that they’re in but when they’re coming we think the basket is a reflection of as they walk the store they’re finding more compelling things to put in their basket and walk out the door with.

Ralph Jean - Wachovia — Analyst

Great. Thank you.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Thanks.

Operator

The next question comes from the line of Ronald Bookbinder with Sterne, Agee. Ronald, your line is open.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

Big Lots Capital. Was that a factor in the strength of wholesale and can we expect that going forward?

Mike Potter - Big Lots, Inc. — Chairman & CEO

There wasn’t really much change in wholesale and it can be a factor. It wasn’t in the first quarter. I’m not sure I would worry too much about wholesales results in the forward quarters. It’s generally a smaller percent. But Big Lots capital can be dealing in all kinds of things. And the product that they source can be — it’s obviously intended to go through the retail stores, but in some cases whether it’s excess quantity or just things that we don’t think we can move through our retail stores it becomes a good avenue for wholesale as well. But there wasn’t a lot of change in wholesale in the first quarter.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

Are there any large deals that you’ve been working on.

Mike Potter - Big Lots, Inc. — Chairman & CEO

There are a number of deals that we’re working on. But we —.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

Nothing you want to announce at this time.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	12

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

Mike Potter - Big Lots, Inc. — Chairman & CEO

Yes. We certainly would prefer not to talk about that on a call like this.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

Okay. Lastly, do you expect share repurchase with the $100 million that you’re projecting in free cash flow, do you expect that to come up at the meeting later this morning.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Well, let me just tell you what the Board’s philosophy has been so far on our balance sheet position and cash. Obviously, we did a stock buyback last year as we felt we got our balance sheet in a condition where we were not going to sacrifice our investment grade rating and had the excess cash on top of that plus we refinanced the balance sheet and achieved lower interest rates that that was an appropriate thing to do. The Board so far has not preferred getting ahead of our cash flow to do a stock buyback. We are a BBB minus rating right now, which is, kind of where we want to be but it’s on the cusp between investment grade and noninvestment grade and we think there’s a big difference in our sourcing from brand name manufacturers and in our landlords and other benefits of the business that we get from being investment grade that at this point we don’t want to put the buyback ahead of the cash flow. So to the extent that we generate that cash and obviously we get most of that cash flow in the fall when we get most of our earnings, I would expect the Board would discuss at the appropriate time what they want to do with that cash flow.

Ronald Bookbinder - Sterne, Agee & Leah — Analyst

Okay. Thank you.

Operator

At this time, we have no further questions, Mike.

Mike Potter - Big Lots, Inc. — Chairman & CEO

Okay. Well, thank you all for joining us for our first quarter. We will look forward to talking to you again at the end of our second quarter.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin 4113. Again, that phone number is 1-800-207-7077 and the pin number is 4113. Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	13

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

May. 17. 2005 / 8:00AM, BLI — Q1 2005 Big Lots, Inc. Earnings Conference Call

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	14

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.